Exhibit 99.1
STONE ENERGY CORPORATION
Announces Upcoming Presentation at IPAA Oil & Gas Investment Symposium and Johnson Rice Energy Conference
LAFAYETTE, LA. September 26, 2011
Stone Energy Corporation (NYSE: SGY) today announced that Kenneth H. Beer, Executive Vice President and Chief Financial Officer, will be presenting at the IPAA Oil & Gas Investment Symposium in San Francisco at 2:30 p.m. pacific time on Tuesday, September 27, 2011. A live webcast will be available in the “Events & Presentations” section of the company’s website, www.StoneEnergy.com. The presentation material will also be available in this section of the company’s website within 24 hours of the presentation.
The company also announced that David H. Welch, the company’s President and Chief Executive Officer, Kenneth H. Beer, Executive Vice President and Chief Financial Officer, and Richard L. Smith, Executive Vice President of Exploration and Business Development, will be presenting at the Johnson Rice Energy Conference in New Orleans at 1:00 p.m. central time on Tuesday, October 4, 2011. A live webcast will be available in the “Events & Presentations” section of the company’s website. The presentation material will also be available in the “Events & Presentations” section of the company’s website within 24 hours of the presentation.
Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-521-9880-fax or via e-mail at CFO@StoneEnergy.com.